UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                  June 15, 2006
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                            COMVERSE TECHNOLOGY, INC.

             (Exact name of registrant as specified in its charter)


         NEW YORK                     0-15502                     13-3238402

(State or other jurisdiction        (Commission                 (IRS Employer
      of incorporation)             File Number)             Identification No.)

                                909 Third Avenue,
                               New York, New York
                                      10022

                    (Address of Principal Executive Offices)
                                   (Zip Code)

       Registrant's telephone number, including area code: (212) 652-6801


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 15, 2006, the Board of Directors of Comverse Technology, Inc. (the "Company") determined to provide a compensation package for each of its non-management directors consisting of the following: (i) a $50,000 annual cash retainer, (ii) $5,000 per month until the Company is current in its public filings or until the Board of Directors otherwise determines; (iii) annual awards of 4,000 shares of the Company's common stock, to be granted when the specific terms of which, including whether they are in the form of deferred stock awards, restricted stock or otherwise, are finally determined; (iv) $1,500 for each Board of Directors' meeting attended; and (v) $1,000 for each meeting of a committee of the Board of Directors attended. In addition, the Board of Directors determined that (a) the Chairman of the Audit Committee will receive a $15,000 annual cash retainer; (b) the Chairman of the Compensation Committee will receive a $15,000 annual cash retainer and (c) the Chairman of the Corporate Governance and Nominating Committee will receive a $7,500 annual cash retainer. The Board of Directors further determined that the implementation of the new non-management cash compensation arrangements be applied from May 1, 2006, since which date the time commitments of non-management directors have been extensive as a result of issues arising out of the review of stock option grant practices being conducted by a Special Committee of the Board of Directors, changes in senior management, reporting and disclosure obligations and related regulatory matters.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              COMVERSE TECHNOLOGY, INC.


Date:  June 21, 2006                          By:   /s/ PAUL L. ROBINSON
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                                              Name:  Paul L. Robinson
                                              Title: Executive Vice President